250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Jillian Cutrone Tel: (518) 415-4306 Fax: (518) 745-1976

Arrow Reports Increase in First-Quarter Net Income; Double Digit Loan Growth Continues

•	First-quarter net income increased 28.7% year over year to $8.5 million.

•	First-quarter diluted earnings per share (EPS) rose 29.8% to $0.61.

•	Period-end total loans reached a record high of $2.0 billion, up 10.1% year over year.

•	First-quarter net interest income increased 10.5% over the prior year comparable quarter.

•	New record highs for total assets, total deposits, total equity and assets under management and trust administration.

•	Continued strong ratios for profitability, asset quality and capital.

GLENS FALLS, N.Y. (April 23, 2018) – Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three -month period ended March 31, 2018. Net income for the first quarter of 2018 was $8.5 million, an increase of $1.9 million, or 28.7%, from net income of $6.6 million a year earlier. Diluted earnings per share (EPS) for the first quarter was $0.61, an increase of 29.8% from diluted EPS of $0.47 during the comparable 2017 quarter.

Income before taxes for the first quarter of 2018 increased $1.3 million to $10.6 million, up 13.6% from $9.3 million in the same quarter of 2017. Additionally, first quarter 2018 results were further positively impacted by reduced tax rates pursuant to the Tax Cuts and Jobs Act of 2017 ("Tax Act").

Annualized key profitability ratios continue to remain strong, as measured by a return on average equity (ROE) of 13.78% and a return on average assets (ROA) of 1.25% for the first quarter, compared to 11.43% and 1.02% a year earlier.

Arrow President and CEO Thomas J. Murphy stated, "Our first-quarter results demonstrate the forward momentum and strength of our Company. We continue to experience significant loan growth and strong asset quality, and again have set new records for total assets, total deposits, total equity and assets under management and administration. We are continuing to evaluate how we can best deliver the value created by the tax reform, based on our strategic plan and our commitment to our customers, our employees, our shareholders and the communities in which we do business."

The following expands upon first-quarter results:

Net Interest Income: In the first quarter of 2018, net interest income on a GAAP basis increased to $20.4 million, up 10.5% over the $18.5 million total in the comparable quarter of 2017. Net interest margin for the first quarter of 2018 was 3.13%, up from 2.99% for the first quarter of 2017. On a tax equivalent (non-GAAP) basis, net interest income increased by 7.6% compared to the first quarter of 2017. Net interest margin, measured on a tax equivalent (non-GAAP) basis, increased to 3.21% from 3.15% in the prior year comparable quarter. Continued strong loan growth, in addition to higher market rates, were the primary drivers of the increase in interest income. Meanwhile, non-interest bearing deposit growth and low deposit rate sensitivities allowed us to maintain a relatively low cost of funds.

Loan Growth: Over the 12 months ended March 31, 2018, total loans increased to a record high of $2.0 billion, up $182.2 million, or 10.1%, from the March 31, 2017 level. During the first quarter of 2018, total loans grew by $42.3 million, or 2.2%, as compared to the fourth quarter of 2017. There was growth in all three major loan segments: commercial, consumer, and residential real estate.

During the first quarter of 2018, the consumer loan portfolio grew $23.8 million, or 4.0%, to $627 million at period-end. This balance exceeded the prior year's balance by $74.7 million, or 13.5%. The increase was primarily a result of growth in the indirect automobile lending program. Total outstanding commercial loans increased 1.6% during the first quarter to $582.7 million, and were up $28.6 million, or 5.2%, from March 31, 2017. The residential real estate loan portfolio increased $9.2 million, or 1.2%, during the first quarter of 2018 to $783.7 million, up $79.0 million, or 11.2%, over the balance at March 31, 2017.

Deposit Growth: At March 31, 2018, deposit balances reached $2.4 billion, up $154.7 million, or 6.9%, from the prior-year level with growth in both personal and business accounts. Noninterest-bearing demand deposits increased $49.8 million, or 12.4%, from the prior-year level, which had a positive impact on the net interest margin. Noninterest-bearing demand deposits represented 18.8% of total deposits at March 31, 2018, compared to 17.8% at March 31, 2017. The first quarter increase in deposit balances also included seasonal municipal deposit growth and the use of brokered deposits to diversify balance sheet funding.

Noninterest Income: Noninterest income for the three-month period ended March 31, 2018, increased 2.9% from the comparable 2017 quarter. Income from fiduciary activities increased during the quarter by $179 thousand, or 8.9%, over the amount for the first quarter of 2017.

Assets Under Management: Assets under trust administration and investment management reached a record high of $1.5 billion at March 31, 2018, increasing by $136.5 million, or 10.2%, from the balance at March 31, 2017, primarily due to the performance of the equity markets.

Noninterest Expense: Noninterest expense for the first quarter of 2018 increased to $16.0 million, an increase of $480 thousand, or 3.1%, from $15.5 million for the first quarter of 2017. Salaries and employee benefits increased in the first quarter of 2018 by $222 thousand, or 2.4%, over the same 2017 quarter.

Provision for Income Taxes: The provision for income taxes was $2.1 million in the first quarter of 2018 versus $2.7 million in the same quarter of 2017. The effective income tax rates for the three-month periods ended March 31, 2018 and 2017 were 19.4% and 28.9%, respectively. The decrease in the effective income tax rate in the 2018 period reflects the impact of the Tax Act.

Asset Quality: Asset quality remained strong at March 31, 2018, as measured by continuing low levels of nonperforming assets and net charge-offs. Nonperforming assets at March 31, 2018, were $6.2 million, up $107 thousand, or 1.8%, from the prior-year level. Net charge-offs, expressed as an annualized percentage of average loans outstanding, were 0.06% for the three-month period ended March 31, 2018, up slightly from the prior year comparable quarter of 0.03%.

Allowance for loan losses was $19.1 million at March 31, 2018, which represented 0.96% of loans outstanding. The provision for loan losses for the first quarter of 2018 was $746 thousand, up $388 thousand from the provision for the comparable 2017 quarter.

Capital: Total stockholders’ equity was a record $252.7 million at period-end, up $16.6 million, or 7.0%, from the prior-year. This increase exceeded the 6.4% increase in total assets over the same period. Overall regulatory capital ratios also remain strong in 2018. At March 31, 2018, the Company's Common Equity Tier 1 Ratio was estimated to be 12.97% and the Total Risk-Based Capital Ratio was estimated to be 15.04%. These capital levels at the Company and both its subsidiary banks continue to significantly exceed the "well capitalized" regulatory standard.

Cash and Stock Dividends: The Company distributed a cash dividend of $0.25 per share to shareholders in the first quarter of 2018. The cash dividend was 3% higher than the cash dividend paid in the first quarter of 2017 when adjusted for our 3.0% stock dividend distributed on September 28, 2017.

Industry Recognition: Both of the Company's two banking subsidiaries maintained their BauerFinancial, Inc. 5-Star Superior Bank rating. Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company have continued to earn this designation for the last 44 and 36 quarters, respectively.

——————

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; Upstate Agency, LLC, specializing in property and casualty insurance; and Capital Financial Group, Inc., specializing in the sale and servicing of group health plans.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. Certain non-GAAP financial measures include: tangible equity, return on tangible equity, tax-equivalent adjustment and related net interest income - tax equivalent, and the efficiency ratio. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Selected Quarterly Information."

The information contained in this news release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts - Unaudited

	Three Months Ended March 31,
	2018	2017
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$18,858	$16,402
Interest on Deposits at Banks	134	60
Interest and Dividends on Investment Securities:
Fully Taxable	1,893	1,990
Exempt from Federal Taxes	1,533	1,545
Total Interest and Dividend Income	22,418	19,997
INTEREST EXPENSE
Interest-Bearing Checking Accounts	387	331
Savings Deposits	522	291
Time Deposits over $250,000	204	55
Other Time Deposits	259	228
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	16	7
Federal Home Loan Bank Advances	414	445
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	214	179
Total Interest Expense	2,016	1,536
NET INTEREST INCOME	20,402	18,461
Provision for Loan Losses	746	358
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	19,656	18,103
NONINTEREST INCOME
Income From Fiduciary Activities	2,197	2,018
Fees for Other Services to Customers	2,380	2,256
Insurance Commissions	1,903	2,198
Net Unrealized Gain on Equity Securities	18	—
Net Gain on Sales of Loans	38	45
Other Operating Income	353	178
Total Noninterest Income	6,889	6,695
NONINTEREST EXPENSE
Salaries and Employee Benefits	9,369	9,147
Occupancy Expenses, Net	2,541	2,544
FDIC Assessments	217	226
Other Operating Expense	3,829	3,558
Total Noninterest Expense	15,956	15,475
INCOME BEFORE PROVISION FOR INCOME TAXES	10,589	9,323
Provision for Income Taxes	2,058	2,692
NET INCOME	$8,531	$6,631
Average Shares Outstanding [1]:
Basic	13,936	13,889
Diluted	14,016	14,001
Per Common Share:
Basic Earnings	$0.61	$0.48
Diluted Earnings	0.61	0.47
[1] Share and per share data have been restated for the September 28, 2017, 3% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Amounts - Unaudited)

	March 31, 2018	December 31, 2017	March 31, 2017
ASSETS
Cash and Due From Banks	$29,525	$42,562	$50,158
Interest-Bearing Deposits at Banks	70,747	30,276	14,645
Investment Securities:
Available-for-Sale	307,168	300,200	347,159
Held-to-Maturity (Approximate Fair Value of $324,937 at March 31, 2018; $335,901 at December 31, 2017; and $335,105 at March 31, 2017)	330,124	335,907	335,211
Other Investments	4,780	9,949	6,826
Loans	1,993,037	1,950,770	1,810,805
Allowance for Loan Losses	(19,057)	(18,586)	(17,216)
Net Loans	1,973,980	1,932,184	1,793,589
Premises and Equipment, Net	27,815	27,619	26,585
Goodwill	21,873	21,873	21,873
Other Intangible Assets, Net	2,172	2,289	2,575
Other Assets	58,503	57,606	57,765
Total Assets	$2,826,687	$2,760,465	$2,656,386
LIABILITIES
Noninterest-Bearing Deposits	$452,347	$441,945	$402,506
Interest-Bearing Checking Accounts	944,161	907,315	959,170
Savings Deposits	762,220	694,573	696,625
Time Deposits over $250,000	85,403	38,147	30,993
Other Time Deposits	167,142	163,136	167,242
Total Deposits	2,411,273	2,245,116	2,256,536
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	74,957	64,966	32,035
Federal Home Loan Bank Overnight Advances	—	105,000	32,000
Federal Home Loan Bank Term Advances	45,000	55,000	55,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000	20,000
Other Liabilities	22,723	20,780	24,704
Total Liabilities	2,573,953	2,510,862	2,420,275
STOCKHOLDERS’ EQUITY
Preferred Stock, $5 Par Value; 1,000,000 Shares Authorized	—	—	—
Common Stock, $1 Par Value; 20,000,000 Shares Authorized (18,481,301 Shares Issued and Outstanding at March 31, 2018; 18,481,301 at December 31, 2017 and 17,943,201 at March 31, 2017)	18,481	18,481	17,943
Additional Paid-in Capital	290,980	290,219	271,517
Retained Earnings	34,093	28,818	31,901
Unallocated ESOP Shares (9,643 Shares at March 31, 2018; 9,643 Shares at December 31, 2017 and 19,466 Shares at March 31, 2017)	(200)	(200)	(400)
Accumulated Other Comprehensive Loss	(11,285)	(8,514)	(6,680)
Treasury Stock, at Cost (4,516,444 Shares at March 31, 2018; 4,541,524 Shares at December 31, 2017 and 4,442,292 Shares at March 31, 2017)	(79,335)	(79,201)	(78,170)
Total Stockholders’ Equity	252,734	249,603	236,111
Total Liabilities and Stockholders’ Equity	$2,826,687	$2,760,465	$2,656,386

Arrow Financial Corporation Selected Quarterly Information (Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Net Income	8,531	8,071	7,416	7,208	6,631
Transactions Recorded in Net Income (Net of Tax):
Net (Loss) Gain on Securities Transactions	—	(278)	6	—	—
Tax Benefit from Net Deferred Tax Liability Revaluation	—	1,116	—	—	—

Share and Per Share Data:[1]
Period End Shares Outstanding	13,950	13,930	13,891	13,900	13,886
Basic Average Shares Outstanding	13,936	13,905	13,889	13,890	13,889
Diluted Average Shares Outstanding	14,016	14,006	13,966	13,975	14,001
Basic Earnings Per Share	$0.61	$0.58	$0.53	$0.52	$0.48
Diluted Earnings Per Share	0.61	0.58	0.53	0.52	0.47
Cash Dividend Per Share	0.250	0.250	0.243	0.243	0.243

Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	27,978	27,047	27,143	24,480	23,565
Investment Securities	642,442	660,043	677,368	684,570	695,615
Loans	1,971,240	1,930,590	1,892,766	1,842,543	1,781,113
Deposits	2,305,736	2,284,206	2,193,778	2,206,365	2,161,798
Other Borrowed Funds	184,613	187,366	262,864	207,270	205,436
Shareholders’ Equity	251,109	247,253	243,801	239,396	235,257
Total Assets	2,763,706	2,744,180	2,725,653	2,677,843	2,626,470
Return on Average Assets, annualized	1.25%	1.17%	1.08%	1.08%	1.02%
Return on Average Equity, annualized	13.78%	12.95%	12.07%	12.08%	11.43%
Return on Average Tangible Equity, annualized	15.24%	14.36%	13.40%	13.45%	12.76%
Average Earning Assets	2,641,660	2,617,680	2,597,277	2,551,593	2,500,293
Average Paying Liabilities	2,050,661	2,029,811	2,012,802	2,005,421	1,977,628
Interest Income, Tax-Equivalent[3]	22,909	23,115	22,565	21,875	20,945
Interest Expense	2,016	1,821	1,949	1,699	1,536
Net Interest Income, Tax-Equivalent[3]	20,893	21,294	20,616	20,176	19,409
Tax-Equivalent Adjustment[3]	491	980	966	949	948
Net Interest Margin, annualized [3]	3.21%	3.23%	3.15%	3.17%	3.15%

Efficiency Ratio Calculation: [4]
Noninterest Expense	15,955	16,045	15,548	15,637	15,475
Less: Intangible Asset Amortization	67	69	69	70	71
Net Noninterest Expense	15,888	15,976	15,479	15,567	15,404
Net Interest Income, Tax-Equivalent	20,893	21,294	20,616	20,176	19,409
Noninterest Income	6,888	6,752	7,141	7,057	6,695
Less: Net (Loss) Gain on Sales of Securities	—	(458)	10	—	—
Less: Net Unrealized Gain on Securities	18	—	—	—	—
Net Gross Income	27,763	28,504	27,747	27,233	26,104
Efficiency Ratio	57.23%	56.05%	55.79%	57.16%	59.01%

Period-End Capital Information:
Total Stockholders’ Equity (i.e. Book Value)	252,734	249,603	244,648	240,752	236,111
Book Value per Share [1]	18.12	17.92	17.61	17.32	17.00
Goodwill and Other Intangible Assets, net	24,045	24,162	24,268	24,355	24,448
Tangible Book Value per Share [1,2]	16.39	16.18	15.86	15.57	15.24

Capital Ratios:[5]
Tier 1 Leverage Ratio	9.62%	9.49%	9.30%	9.35%	9.37%
Common Equity Tier 1 Capital Ratio	12.97%	12.89%	12.70%	12.68%	12.84%
Tier 1 Risk-Based Capital Ratio	14.03%	13.97%	13.79%	13.79%	13.99%
Total Risk-Based Capital Ratio	15.04%	14.99%	14.77%	14.77%	14.98%

Assets Under Trust Administration and Investment Management	$1,470,191	$1,452,994	$1,411,608	$1,356,262	$1,333,690

Arrow Financial Corporation
Selected Quarterly Information - Continued
(Dollars In Thousands, Except Per Share Amounts - Unaudited)

Footnotes:

1.	Share and Per Share Data have been restated for the September 28, 2017, 3% stock dividend.

2.
Tangible Book Value and Tangible Equity exclude goodwill and other intangible assets, net from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.

		3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
	Total Stockholders' Equity (GAAP)	252,734	249,603	244,648	240,752	236,111
	Less: Goodwill and Other Intangible assets, net	24,045	24,162	24,268	24,355	24,448
	Tangible Equity (Non-GAAP)	$228,689	$225,441	$220,380	$216,397	$211,663

	Period End Shares Outstanding	13,950	13,930	13,891	13,900	13,886
	Tangible Book Value per Share (Non-GAAP)	$16.39	$16.18	$15.86	$15.57	$15.24

3.
Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets. This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

		3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
	Net Interest Income (GAAP)	20,402	20,314	19,650	19,227	18,461
	Add: Tax-Equivalent adjustment (Non-GAAP)	491	980	966	949	948
	Net Interest Income - Tax Equivalent (Non-GAAP)	$20,893	$21,294	$20,616	$20,176	$19,409
	Average Earning Assets	2,641,660	2,617,680	2,597,277	2,551,593	2,500,293
	Net Interest Margin (Non-GAAP)*	3.21%	3.23%	3.15%	3.17%	3.15%

4.
Financial Institutions often use the "efficiency ratio", a non-GAAP ratio, as a measure of expense control. We believe the efficiency ratio provides investors with information that is useful in understanding our financial performance. We define our efficiency ratio as the ratio of our noninterest expense to our net gross income (which equals our tax-equivalent net interest income plus noninterest income, as adjusted).

5.
For the current quarter, all of the regulatory capital ratios in the table above, as well as the Total Risk-Weighted Assets and Common Equity Tier 1 Capital amounts listed in the table below, are estimates based on, and calculated in accordance with, bank regulatory capital rules. All prior quarters reflect actual results. The March 31, 2018 CET1 ratio listed in the tables (i.e., 12.97%) exceeds the sum of the required minimum CET1 ratio plus the fully phased-in Capital Conservation Buffer (i.e., 7.00%).

		3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
	Total Risk Weighted Assets	1,889,719	1,856,242	1,830,730	1,802,455	1,747,318
	Common Equity Tier 1 Capital	265,066	259,378	232,473	228,586	224,369
	Common Equity Tier 1 Ratio	12.97%	12.89%	12.70%	12.68%	12.84%

* Quarterly ratios have been annualized

Arrow Financial Corporation Consolidated Financial Information (Dollars in Thousands - Unaudited)

Quarter Ended:	03/31/2018	12/31/2017	3/31/2017
Loan Portfolio
Commercial Loans	$127,674	$129,249	$118,842
Commercial Real Estate Loans	455,059	444,248	435,316
Subtotal Commercial Loan Portfolio	582,733	573,497	554,158
Consumer Loans	626,639	602,827	551,963
Residential Real Estate Loans	783,665	774,446	704,684
Total Loans	$1,993,037	$1,950,770	$1,810,805
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$18,586	$17,695	$17,012
Loans Charged-off	(370)	(363)	(270)
Less Recoveries of Loans Previously Charged-off	95	97	116
Net Loans Charged-off	(275)	(266)	(154)
Provision for Loan Losses	746	1,157	358
Allowance for Loan Losses, End of Quarter	$19,057	$18,586	$17,216
Nonperforming Assets
Nonaccrual Loans	$4,470	$5,526	$4,273
Loans Past Due 90 or More Days and Accruing	—	319	—
Loans Restructured and in Compliance with Modified Terms	100	105	101
Total Nonperforming Loans	4,570	5,950	4,374
Repossessed Assets	120	109	103
Other Real Estate Owned	1,525	1,738	1,631
Total Nonperforming Assets	$6,215	$7,797	$6,108
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.06%	0.05%	0.03%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	0.15%	0.24%	0.08%
Allowance for Loan Losses to Period-End Loans	0.96%	0.95%	0.95%
Allowance for Loan Losses to Period-End Nonperforming Loans	417.00%	312.37%	393.60%
Nonperforming Loans to Period-End Loans	0.23%	0.31%	0.24%
Nonperforming Assets to Period-End Assets	0.22%	0.28%	0.23%